UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2004

Atmospheric Glow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-11591	62-1647888
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

924 Corridor Park Blvd

Knoxville, Tennessee 37932-3723

(865) 777-3776

(Address, zip code and telephone number of principal executive offices)

Former name and address of Registrant:

Tice Technology, Inc.

10267 Kingston Pike

Knoxville, Tennessee 37922

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.	Changes of Control of Registrant

In connection with the transfer of substantially all of the assets of Atmospheric Glow Technologies, LLC (“A-G Tech”) to the registrant, Atmospheric Glow Technologies, Inc., formerly Tice Technologies, Inc. (“AGT”), there was a change of control of AGT. In connection with the transfer of the assets, A-G Tech received 87,456,629 Common Shares and 500,000 Class B Common Shares of AGT. A-G Tech also received options to purchase up to 1,375,000 Common Shares of AGT for three years for $0.11 per share. Additional consideration received by A-G Tech is described in Item 2. In addition to laboratory equipment and general office furniture and equipment, the primary assets transferred to AGT by A-G Tech were the licensing rights relating to the patented One Atmospheric Uniform Glow Discharge Plasma (OAUGDP™ or Atmospheric Plasma) which is thought by management to have multiple commercial applications. The final agreements transferring the assets were signed on March 5, 2004 with an effective date of February 29, 2004. Upon consummation of the transaction, A-G Tech beneficially owned (including Common Shares it could receive upon exercise of its options and conversion of its Class B Common Shares) 41% of the outstanding Common Shares and 67% of the outstanding Class B Common Shares. The holders of AGT’s Class B Common Shares elect 75% of the directors of AGT, effectively giving A-G Tech the right to elect 75% of the Board of Directors and control.

Previous to the transaction, Patrick L. Martin, a current director and shareholder, owned all of the Class B Common Shares. As part of the transfer of assets, Mr. Martin agreed to convert 500,000 of his Class B Common Shares to Common Shares. He retained 250,000 Class B Common Shares. A-G Tech and Mr. Martin have agreed for three years following the transfer of the assets to vote their Class B Common Shares to elect to the AGT Board of Directors Kimberly Kelly-Wintenberg, Thomas W. Reddoch, three designees of A-G Tech and a designee of Mr. Martin. Thereafter, A-G Tech and Mr. Martin agree to elect four designees of A-G Tech and two designees of Mr. Martin to the AGT Board of Directors.

Item 2.	Acquisition or Disposition of Assets

As described in Item 1 above, AGT acquired substantially all of the assets of A-G Tech, a Tennessee limited liability company, pursuant to a Transfer Agreement executed on March 5, 2004 and effective as of February 29, 2004. In return for the assets which are described in Item 1, AGT provided the following consideration:

(a) 87,456,629 of its Common Shares and 500,000 of its Class B Common Shares;

(b) options to purchase up to 1,375,000 of its Common Shares for three years at a price of $0.11 per share;

(c) the assumption of A-G Tech’s liabilities reflected on its balance sheet and incurred in the ordinary course of business, except that only up to $30,000 of deferred compensation owed by A-G Tech was assumed;

(d) $1,525,000 advanced to A-G Tech by AGT prior to the transfer to fund a redemption of stock of certain owners of A-G Tech;

(e) an additional $2,037,500 advanced to A-G Tech by AGT prior to the transfer for use as working capital; and

(f) 3,214,286 of its Common Shares issued to the Tennessee Center for Research and Development (“TCRD”) in satisfaction of $225,000 (together with the accrued interest) advanced by TCRD to A-G Tech and one of A-G Tech’s liabilities assumed by AGT.

AGT obtained the funds that it provided to A-G Tech through private placements of its debt instruments or Common Shares.

Thomas W. Reddoch, a director of AGT prior to the transfer (as well as after), is a governor of A-G Tech and owns a 4% interest in A-G Tech. He was also the President of TCRD until August 2002 and was appointed as the interim President in January 2004 to serve while TCRD searches for a permanent President. He continues to serve as one of TCRD’s directors. TCRD is also a 15% owner of A-G Tech. Kimberly Kelly-Wintenberg, a newly elected director of AGT, is a founder, a governor and a 28% owner of A-G Tech.

AGT will use the assets transferred from A-G Tech to continue the business begun by A-G Tech which is developing and commercializing the Atmospheric Plasma technology.

In addition to the acquisition of assets of A-G Tech, AGT has disposed of the stock of one of its subsidiaries, LandOak Company, Inc. The stock of LandOak Company, Inc. was transferred to Patrick L. Martin (a director and shareholder of AGT) and Michael Atkins (a shareholder and former director of AGT). Mr. Martin and Mr. Atkins have caused AGT to be released from its obligations to a financial institution with respect to outstanding debt of LandOak Company in excess of $600,000 as well as all other liabilities of LandOak Company. AGT will issue to Mr. Martin and Mr. Atkins 5,711,746 of its Common Shares in consideration of the assumption of the debt. Mr. Martin and Mr. Atkins also received 18,571,429 Common Shares of AGT in satisfaction of debt owed to them and reflected on the books of LandOak Company. This divestiture was a condition to the transfer of assets to AGT by A-G Tech described above.

Item 5.	Other Events.

On February 24, 2004, AGT issued a press release announcing the actions taken at its shareholders’ meeting held on February 23, 2004. These actions were the change of the corporation’s name from Tice Technology, Inc. to Atmospheric Glow Technologies, Inc., the increase of the authorized number of Common Shares to 400,000,000, the ratification of the sale of its subsidiary MidSouth Sign Company, Inc., the approval of the sale of its subsidiary LandOak Company, Inc., the ratification of the selection of its auditors, Coulter & Justus, P.C., for the 2004 fiscal year and the election of its Board of Directors who are David J. DeCrane, Michael W. Howard, Kimberly Kelly-Wintenberg, Patrick L. Martin and Thomas W. Reddoch.

On March 12, 2004, AGT issued a press release announcing the completion of the reverse acquisition with A-G Tech and the election of officers. The officers elected were Thomas W.

Reddoch as Chairman and Chief Executive Officer, Kimberly Kelly-Wintenberg as President and Chief Operating Officer, and Sharon L. Draper as Chief Accounting Officer and Secretary.

Item 7.	Financial Statements and Exhibits.

(a) and (b) The financial statements of the business acquired from A-G Tech and the pro forma financial information relating to the acquisition will be filed by amendment not later than sixty days after the date of this report.

(c) The following documents are furnished as exhibits to this report:

Exhibit Number	Description of Documents	Page Number

2(i)	Transfer Agreement between Atmospheric Glow Technologies, Inc. and Atmospheric Glow Technologies, LLC	5

2(ii)	Stock Purchase Agreement between Atmospheric Glow Technologies, Inc. and Pat Martin and Mike Atkins	57

99(i)	Press Release, February 24, 2004, announcing results of shareholders’ meeting	69

99(ii)	Press Release, March 12, 2004, announcing the transfer of assets and the election of officers	70

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Atmospheric Glow Technologies, Inc.

Date: March 19, 2004	By:	/S/ THOMAS W. REDDOCH

Thomas W. Reddoch, Chairman and Chief Executive Officer